CONSULTING AGREEMENT

This Agreement ("Agreement") is made and entered into as of the day of August 23,2002 between Cal-Bay International Inc. ("Company") and Darko Mrakuzic, and Harvey Carmichael("Consultant").

     WITNESSETH:

     WHEREAS, the Consultant is engaged in the business of providing business development advice and merger and acquisition consulting; and

     WHEREAS, the Company desires to utilize Consultant services in connection with its operations.

     NOW,  THEREFORE,

1.     Consulting  Services.  Effective as of August 23, 2002, by and subject to
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the  terms  and  conditions herein contained, Consultants shall provide business and management, marketing consultation and advisory services to Company. Such services shall include (a) the preparation and implementation and monitoring of business and marketing plans, (b) advice concerning production and layout and planning and internal controls and (c) such other managerial assistance as Consultant deem necessary or appropriate for Company's business.

2.     Payment.  In  consideration for the services of Consultant to be provided
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hereunder  shall be 2,000,000 freely tradable Company shares.  The Shares are to be issued in 2 certificates each for 1,000,000 shares in the name of Darko Mrakuzic, and Harvey Carmichael. Please have Darko Mrakuzic's certificate delivered to 3189 King George Hwy, Unit 194, # 12 Surrey BC, Canada V4P 3J9 and Harvey Carmichael's certificate sent to 4848 S. Highland Dr. #402 Salt Lake City, UT 84117.

3.     Personnel. Consultant shall be an independent contractor and no personnel
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utilized  by  Consultant  in  providing  services  hereunder  shall be deemed an employee of Company. Moreover, Consultant nor any other such person shall be empowered hereunder to act on behalf of Company. Consultant shall have the sole and exclusive responsibility and liability for making all reports and contributions, withholdings, payments and taxes to be collected, withheld, made and paid with respect to persons providing services to be performed hereunder on behalf of Company, whether pursuant to any social security, unemployment Insurance, worker's compensation law or other federal, state or local law now in force and affect or hereafter enacted.

                                   Initials:  Company___  Consultant___


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4.     Term  and  Termination. This Agreement shall be effective from August 23,
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2002  and  shall  continue in effect for a period of 12 months thereafter.  This
Agreement may be renewed for a provisional six-months period thereafter, upon mutual agreement of the parties.

5.     Non-Assignablity.  The  rights,  obligations, and benefits established by
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this  Agreement  shall not be assignable by either party hereto.  This agreement shall, however, be binding upon and shall inure to the benefit of the parties and their successors.

6.     Confidentiality.  Neither Consultant nor any of its consultants, or other
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employees,  officers,  or  directors  shall  disclose  knowledge  or information concerning the confidential affairs of Company with respect to Company's business or finances that was obtained in the course of performing services provided for herein.

7.     Limited Liability. (a.) The Company agrees to indemnify and hold harmless
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Consultant  and  any  of its consultants, other employees, officers or directors from and against any and all losses, claims, damages, liabilities, suits, actions, proceedings, costs and expenses, including without limitation, reasonable attorney fees and expenses, as and when incurred, if such damages were directly caused by, relating to, based upon or arising out of the rendering by Consultant of services pursuant to the Agreement, so long as Consultant shall not have engaged in illegal, intentional misconduct, or shall grossly negligent, in connection with the services provided which form the basis of the claim for indemnification. This paragraph will survive the termination of this agreement.
     (b.) The Consultant agrees to indemnify and hold harmless Company and any of its consultants, other employees, officers or directors from and against any and all losses, claims, damages, liabilities, suits, actions, proceedings, costs and expenses, including without limitation, reasonable attorney fees and expenses, as and when incurred, if such damages were directly caused by, relating to, based upon or arising out of the rendering by Consultant of services pursuant to the Agreement, so long as Company shall not have engaged in illegal, intentional misconduct, or shall grossly negligent, in connection with the services provided which form the basis of the claim for indemnification. This paragraph will survive the termination of this agreement.

8.     Governing  Law.  This  Agreement  shall  be  governed by and construed in
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accordance with the laws of the State of California without giving effect to the conflicts  of  law  principles  thereof  or  actual  domicile  of  the  parties.



                                        Initials:  Company___  Consultant___


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9.     Notice.  Notice hereunder shall be in writing and shall be deemed to have
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been given at the time when  deposited for mailing with the United States Postal
Service enclosed in registered or certified postpaid envelope addressed to the respective party at the address of such party first above written or at such other address as such party may fix by notice given pursuant to this paragraph.

10.     No other Agreements. This Agreement supersedes all prior understandings,
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written or oral, and constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof. No waiver, modification or termination of the Agreement shall be valid unless in writing signed by the parties hereto.

11.     Arbitration.  In  the event of any dispute under the Agreement, then and
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in such event each party agrees that the same shall be submitted to the American
Arbitration Association ("AAA") in Southern California Region, for its decision and determination in accordance with it rules and regulations then effect. Each of the parties agrees that the decision and/or award made by the AAA may be entered as judgment of the Courts of The State of California, and shall be enforceable as such.

     IN WITNESS WHEREOF the parities hereto have executed this Agreement as of the say and year first written above.


CAL-BAY  INTERNATIONAL  INC.

/S/  ROBERT  THOMPSON          Witness_____________________
---------------------
Robert  Thompson

/s/  Charles  Prebay
--------------------
Charles  Prebay

CONSULTANTS:

/s/  Darko  Mrakuzic            Witness_____________________
--------------------
Darko  Mrakuzic

/s/  Harvey  Carmichael
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Harvey  Carmichael



                                   Initials:  Company___  Consultant___


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